EXHIBIT 99.1
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         ANDRESMIN GOLD ANNOUNCES USD $1.7 MILLION FINANCING AND THREE-
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                               FOR-ONE STOCK SPLIT
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October 8, 2004 - Andresmin  Gold  Corporation  ("Andresmin"  or the  "Company")
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(NASD OTC-BB: "ASGC") announced today that its Board of Directors has approved a
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three-for-one  split of the Company's  outstanding common stock. Upon completion of the stock split, the number of shares outstanding will be approximately 98 million. Andresmin will receive a new CUSIP number and is expected to receive a new trading symbol. Andresmin's common shares are expected to commence trading on a split basis on October 18, 2004 on the Over the Counter Bulletin Board.

Shareholders should send their share certificates to Holladay Stock Transfer, the Company's stock transfer agent, and Holladay will provide them with new certificates reflecting the three-for-one stock split.

The Company is also pleased to announce that it has negotiated a USD $1.7 million private placement. This private placement will consist of a convertible debenture, convertible into units. Each unit is convertible into one share of common stock at a price of $1.50, and carries an additional share purchase warrant enabling the holder to purchase an additional common share of the Company for $1.50. The conversion of the debenture, and the exercise of the warrant, shall be at the discretion of the debenture holder for a period of two years, however it is not exercisable until the Company's authorized capital has been increased by that number of shares necessary to accommodate the conversion. The debenture carries a two-year term and an interest rate of 8%, payable and compounded half-yearly.

"We are very optimistic about the outlook for Andresmin and the natural resource industry," commented Ian Brodie, President of Andresmin. "This additional funding will allow the Company to continue to expand its operations in Peru, and specifically advance the Winnicocha copper porphyry target. In addition, splitting our stock will further enhance shareholder liquidity and make Andresmin's shares more attractive to potential shareholders."


For further information please contact:
Tel: 604-689-1620
Toll: (888) 689-1620
investor@andresmin.com
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THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH
RESPECT  TO  ACHIEVING  CORPORATE  OBJECTIVES,   DEVELOPING  ADDITIONAL  PROJECT
INTERESTS,   ANDRESMIN'S  ANALYSIS  OF  OPPORTUNITIES  IN  THE  ACQUISITION  AND
DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.